EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Hi-Tech Pharmacal Co., Inc. (the “Company”) on Form S-8 (File No. 333-139796) and Form S-8 (File No. 333-126872) of our reports, dated July 9, 2007, with respect to our audits of the financial statements of the Company as of April 30, 2007 and 2006 and for each of the three years in the period ended April 30, 2007, and our report dated July 9, 2007 on our audit of management’s assessment of the effectiveness of internal control over financial reporting which expressed an unqualified opinion, and adverse opinion on the effectiveness of internal control over financial reporting because of the existence of material weaknesses as of April 30, 2007, included in this Annual Report on Form 10-K.

Eisner LLP

New York, New York

July 12, 2007